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                                                             RULE 424(b)(3)
                                                         FILE NO. 333-18009
                                                  REPUBLIC INDUSTRIES, INC.



                       SUPPLEMENT NO. 1 DATED DECEMBER 19, 1996
                         TO PROSPECTUS DATED DECEMBER 18, 1996


        Certain information in the Selling Stockholders Section of the Prospectus is hereby supplemented as follows:

                                 SHARES BENEFICIALLY    SHARES TO BE OFFERED
                                   OWNED PRIOR TO         FOR THE SELLING
SELLING STOCKHOLDER                 THE OFFERING        STOCKHOLDER'S ACCOUNT
-------------------              -------------------    ---------------------

Pittway Corporation ............      76,167(20)              76,167


-------------------

(20) Pittway Corporation ("Pittway") a company unaffiliated with Republic, obtained such shares in satisfaction of certain indebtedness in connection with the acquisition by Republic of Acadiana Alarm Systems, Inc. and related S.A.F.E. america Security Systems entities. In the event that Pittway does not receive sufficient net proceeds from the sale of such shares to extinguish such indebtedness, Republic has agreed to pay any such shortfall to Pittway in cash. In the event that the net proceeds from such sale exceed the amount due Pittway, any such excess shall be paid to Republic.